EXHIBIT 10.8

AMERIGAS PROPANE, INC.
DESCRIPTION OF COMPENSATION ARRANGEMENT
FOR
JERRY E. SHERIDAN

Jerry E. Sheridan served as President and Chief Executive Officer of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P, until September 18, 2018 and remains an employee of AmeriGas Propane, Inc. until January 2019. Mr. Sheridan has an oral compensation arrangement with AmeriGas Propane, Inc., which includes the following:

Mr. Sheridan:

1.	is entitled to an annual base salary, which for fiscal year 2018 was $563,407;

2.
participates in AmeriGas Propane, Inc.’s annual bonus plan, with bonus payable based on the achievement of pre-approved financial and/or business performance objectives that support business plans and strategic goals;

3.
participates in AmeriGas Propane, Inc.’s long-term compensation plan, the 2010 Long-Term Incentive Plan, and UGI Corporation’s 2004 Omnibus Equity Compensation Plan, as amended, and UGI Corporation’s 2013 Omnibus Incentive Compensation Plan;

4.	will receive cash benefits upon termination of his employment without cause following a change in control of AmeriGas Propane, Inc., AmeriGas Partners, L.P. or UGI Corporation; and

5.
participates in AmeriGas Propane, Inc.’s benefit plans, including the AmeriGas Propane, Inc. Senior Executive Employee Severance Plan, and the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan through September 18, 2018.